Exhibit 99.1

HARRY & DAVID HOLDINGS, INC. REPORTS FIRST QUARTER

FISCAL 2008 RESULTS

MEDFORD, Oregon, November 9, 2007—Harry & David Holdings, Inc., announced today financial results for the first fiscal quarter ended September 29, 2007.

Net sales for the thirteen-week period ended September 29, 2007 were $55.4 million, a decrease of $6.8 million, or 10.9%, from the fourteen-week period ended September 30, 2006. Fiscal 2007 included 53 weeks, with the extra week included in the Company’s first quarter. The net sales decrease of $3.6 million in the first quarter of fiscal 2008 from the same period in fiscal 2007, normalized for a thirteen-week period, was primarily driven by the earlier timing of the June Fruit of the Month Club® gift shipments in the Company’s Harry & David Direct Marketing segment and lower Wholesale segment sales, partially offset by volume increases in the Company’s Harry and David Stores segment.

For the first quarter of fiscal 2008, EBITDA from continuing operations, which the Company defines as earnings (loss) before net interest expense, income taxes, depreciation and amortization, was a loss of $14.7 million, compared to income of $4.4 million in the same period last year. The decrease was due to the $15.8 million non-cash curtailment gain associated with the freeze of the Company’s pension plan recorded in the prior year and gross profit reduction in the Direct Marketing and Wholesale segments.

Pre-tax loss from continuing operations for the first quarter of fiscal 2008 was $25.4 million, compared to a pre-tax loss of $7.3 million reported in the same period last year, primarily due to the $15.8 million curtailment gain and the sales effects mentioned above. Net loss for the first quarter of 2008 was $16.0 million, reflecting an effective tax rate of 36.9%, compared to net loss of $4.5 million, reflecting an effective tax rate of 38.4%, reported in the same period last year.

“First quarter sales were essentially flat to last year after adjusting for the 14th week and earlier timing of the Fruit of the Month Club® gift shipments. The year-over-year unfavorable net loss comparison was additionally impacted by last year’s $15.8 million non-cash curtailment gain associated with the freeze of our pension plan,” said Bill Williams, President and Chief Executive Officer. “Given current conditions, we remain cautiously optimistic about the second quarter.”

Gross profit margin was 34.8% in the first quarter of fiscal 2008 compared to 36.5% in the same period last year. The margin decrease was driven by lower sales volumes and slightly higher fixed costs this year versus last year.

For the first quarter of fiscal 2008, selling, general and administrative expenses were flat at $38.5 million. However, due to lower sales, the rate increased to 69.5% from 61.9% in the first quarter of fiscal 2008.

The full interim results for the first fiscal quarter ended September 29, 2007 will be filed with the SEC in a quarterly report on Form 10-Q no later than November 13, 2007. The first quarter press release is also being made available on the Company’s corporate website, www.hndcorp.com.

Non-GAAP Financial Measures

This press release presents EBITDA, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. The Company believes that EBITDA is a useful financial measure for assessing operating performance and liquidity. For an explanation of why management believes EBITDA is a useful measure for understanding our results of operations, a discussion of the limitations of using such measure and a reconciliation of EBITDA to the most comparable GAAP measure, see discussion following the attached financial information.

Forward-Looking Statements

Certain of the statements in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These statements relate to future events or future financial performance and involve known and unknown risks and other factors that may cause our actual or our industry’s results, levels of activity or achievement to be materially different from those expressed or implied by any forward-looking statements. These risks and uncertainties include, but are not limited to, our future financial condition and results of operations, changes in general economic conditions, competitive factors and the hiring and retention of human resources. In some cases, forward-looking statements can be identified by terminology such as “may”, “will”, “could” “would”, “should”, “expect”, “plan”, “anticipate”, “intend”, “believe”, “estimate”, “predict”, “potential”, or “continue” or the negative of those terms or other comparable terminology. These statements are present expectations. Actual events or results may differ materially. We undertake no obligation to update or revise any forward-looking statement. All of the forward looking statements are expressly qualified by the risk factors discussed in the Company’s filings with the SEC.

Conference Call

Harry & David Holdings, Inc. will host a conference call today, November 9, 2007 at 10:30 a.m. Pacific (1:30 p.m. Eastern) with William H. Williams, President and Chief Executive Officer, and Stephen V. O’Connell, Chief Financial Officer and Chief Administrative Officer. To access the conference call, participants in North America should dial 1-888-228-5287 and international participants should dial 1-913-312-1378. Participants are encouraged to dial in to the conference call five to ten minutes prior to the scheduled start time. A telephonic replay of the call will also be made available approximately two hours after the conference call is completed. The replay will be accessible via telephone through November 23, 2007 by dialing 1-888-203-1112 in North America and by dialing 1-719-457-0820 when calling internationally, with all callers using the replay pass code 4687412.

About Harry & David Holdings, Inc.

Harry & David Holdings, Inc., headquartered in Medford, Oregon, is a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and gifts marketed under the Harry and David® brand.

CONTACTS:

Company Contact	Media Contact	Investor Relations Contact
Steve O’Connell, CFO	Bill Ihle, SVP Corp. Relations	John Mills/Christine Lumpkins
Harry & David Holdings, Inc.	Harry & David Holdings, Inc.	Integrated Corporate Relations, Inc.
soconnell@harryanddavid.com	bihle@harryanddavid.com	jmills@icrinc.com
(541) 864-2164	(541) 864-2145	clumpkins@icrinc.com
(310) 954-1100

—Financial Tables Follow—

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in Thousands, Except Share Data)

	September 29, 2007	June 30, 2007	September 30, 2006 (Restated)
	Unaudited		Unaudited
Assets
Current assets
Cash and cash equivalents	$3,659	$49,408	$2,811
Short-term investments	—	24,816	—
Trade accounts receivable, net	7,487	2,100	10,455
Other receivables	3,967	10,907	3,278
Inventories, net	106,137	62,406	123,523
Deferred catalog expenses	14,483	4,198	16,424
Prepaid income taxes	864	774	62
Other current assets	12,177	9,852	11,472

Total current assets	148,774	164,461	168,025
Fixed assets, net	165,092	163,273	177,170
Intangibles, net	28,645	29,089	32,157
Deferred financing costs, net	11,486	12,144	14,119
Deferred income taxes	—	—	9,293
Other assets	3,721	1,551	489

Total assets	$357,718	$370,518	$401,253

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$34,380	$22,900	$43,828
Accrued payroll and benefits	12,778	21,175	14,902
Deferred revenue	8,562	12,914	9,595
Deferred income taxes	9,496	18,670	22,483
Accrued interest	1,974	5,921	2,440
Other accrued liabilities	7,946	7,409	10,512
Current portion of capital lease obligations	318	1,366	—
Revolving credit facility	19,000	—	66,000

Total current liabilities	94,454	90,355	169,760
Long-term debt and capital lease obligations	245,351	245,669	245,000
Accrued pension liability	13,029	15,504	18,608
Deferred income taxes	8,890	8,422	—
Other long-term liabilities	8,414	6,304	4,076

Total liabilities	370,138	366,254	437,444

Commitments and contingencies

Stockholders’ equity (deficit)
Common stock, $0.01 par value, 1,500,000 shares authorized; issued and outstanding: 1,032,395, 1,032,241 and 1,019,929 shares at September 29, 2007, June 30, 2007 and September 30, 2006, respectively	10	10	10
Additional paid-in capital	5,704	5,548	4,075
Accumulated other comprehensive income	1,119	1,119	—
Accumulated deficit	(19,253)	(2,413)	(40,276)

Total stockholders’ equity (deficit)	(12,420)	4,264	(36,191)

Total liabilities and stockholders’ equity (deficit)	$357,718	$370,518	$401,253

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in Thousands, Except Share and per Share Data)

(Unaudited)

	Thirteen weeks ended September 29, 2007	Fourteen weeks ended September 30, 2006
Net sales	$55,454	$62,214
Costs of goods sold	36,135	39,525

Gross profit	19,319	22,689

Costs and expenses:
Selling, general and administrative	38,252	38,285
Selling, general and administrative—related party	250	250

	38,502	38,535

Operating loss	(19,183)	(15,846)

Other (income) expense:
Interest income	(461)	(118)
Interest expense	6,462	7,388
Pension curtailment gain	—	(15,844)
Other (income) expense, net	166	—

	6,167	(8,574)

Loss from continuing operations before income taxes	(25,350)	(7,272)
Benefit for income taxes	(9,355)	(2,790)

Net loss from continuing operations	(15,995)	(4,482)

Discontinued operations:
Gain on sale of Jackson & Perkins	18	—
Operating loss from discontinued operations	(270)	(2,242)
Benefit for income taxes on discontinued operations	(93)	(862)

Net loss from discontinued operations	(159)	(1,380)

Net loss	$(16,154)	$(5,862)

Loss per share—basic and diluted:
Continuing operations	(15.50)	(4.39)
Discontinued operations	(0.15)	(1.35)

Total	$(15.65)	$(5.75)

Weighted-average shares used in per share calculations:
Basic and diluted	1,032,260	1,019,929

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in Thousands)

(Unaudited)

	Thirteen weeks ended September 29, 2007	Fourteen weeks ended September 30, 2006 (Restated)
Operating activities
Net loss	$(16,154)	$(5,862)
Less: Net loss from discontinued operations	(159)	(1,380)

Net loss from continuing operations	(15,995)	(4,482)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities from continuing operations:
Depreciation and amortization of fixed assets	4,225	3,902
Amortization of intangible assets	444	496
Amortization of deferred financing costs	658	694
Stock option compensation expense	140	121
Loss on disposal of fixed assets	101	55
Gains on short-term investments	(162)	—
Deferred income taxes	(9,725)	(3,097)
Pension curtailment gain	—	(15,844)
Changes in operating assets and liabilities:
Trade accounts receivable and other receivables	(5,839)	(6,947)
Inventories	(43,731)	(45,735)
Deferred catalog expenses and other assets	(12,987)	(11,580)
Accounts payable	11,855	22,707
Accrued liabilities	(12,863)	(3,555)
Deferred revenue	(4,352)	(7,705)

Net cash used in operating activities from continuing operations	(88,231)	(70,970)
Net cash provided by (used in) operating activities from discontinued operations	2,631	(3,523)

Net cash used in operating activities	(85,600)	(74,493)

Investing activities
Acquisition of fixed assets	(6,166)	(7,232)
Proceeds from the sale of fixed assets	21	1
Proceeds from the sale of short-term investments	24,978	—

Net cash provided by (used in) investing activities from continuing operations	18,833	(7,231)
Net cash provided by (used in) investing activities from discontinued operations	3,368	(102)

Net cash provided by (used in) investing activities	22,201	(7,333)

Financing activities
Borrowings of revolving debt	19,000	66,000
Repayments of capital lease obligations	(1,366)	—
Proceeds from exercise of stock options	16	—

Net cash provided by financing activities from continuing operations	17,650	66,000

Decrease in cash and cash equivalents	(45,749)	(15,826)
Cash and cash equivalents, beginning of period	49,408	18,637

Cash and cash equivalents, end of period	$3,659	$2,811

Harry & David Holdings, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to EBITDA

(in Thousands)

(Unaudited)

Our EBITDA from continuing operations for the thirteen-week period ended September 29, 2007 decreased $19.1 million primarily due to the pension curtailment gain, which resulted in a $15.8 million benefit to EBITDA in the first quarter of fiscal 2007, and to a lesser extent, due to our lower operating performance, as described previously.

For an explanation of why management believes EBITDA is a useful measure for understanding our results of operations and a reconciliation of EBITDA to the most comparable GAAP measure, see note (2) below, Non-GAAP Financial Measure: EBITDA. The following table reconciles EBITDA from continuing operations to net cash provided by operating activities, which we believe to be the closest GAAP liquidity measure to EBITDA, and to net income, which we believe to be the closest GAAP performance measure to EBITDA (dollars are in millions). Certain rounded amounts below have been adjusted in order to agree to net loss from continuing operations.

	Thirteen weeks ended September 29, 2007	Fourteen weeks ended September 30, 2006
Net loss from continuing operations	$(16.0)	$(4.5)
Interest expense, net from continuing operations	6.0	7.3
Benefit for income taxes from continuing operations	(9.4)	(2.8)
Depreciation and amortization from continuing operations	4.7	4.4

EBITDA from continuing operations	$(14.7)	$4.4

Interest expense, net from continuing operations	(6.0)	(7.3)
Benefit for income taxes from continuing operations	9.4	2.8
Amortization of deferred financing costs	0.7	0.7
Stock option compensation expense	0.1	0.1
Loss on disposal of fixed assets	0.1	0.1
Gain on short-term investments	(0.2)	—
Deferred income taxes	(9.7)	(3.1)
Pension curtailment gain	—	(15.8)
Changes in operating assets and liabilities from continuing operations	(67.9)	(52.9)
Net cash provided by (used in) operating activities from discontinued operations	2.6	(3.5)

Net cash used operating activities	$(85.6)	$(74.5)

(1) In the thirteen-week period ended September 29, 2007, net loss and EBITDA from continuing operations included:

•	$0.6 million of consulting fees associated with certain corporate initiatives and information technology projects;

•	$0.3 million of costs associated with a legal settlement;

•	$0.1 million loss on disposal of fixed assets;

•	$0.3 million of fees paid to Wasserstein and Highfields under the management agreement; and

•	$0.2 million of severance and re-organization payroll and benefits.

In the fourteen-week period ended September 30, 2006, net loss and EBITDA from continuing operations included:

•	$15.8 million non-cash pension curtailment gain;

•	$0.6 million of consulting fees associated with information technology strategy projects and, to a lesser extent, employee executive recruiting charges;

•	$0.2 million of severance expense;

•	$0.3 million of fees paid to Wasserstein and Highfields under our management agreement;

•	$0.1 million loss on disposal of fixed assets; and

•	$0.2 million of income recognized from vendor settlements.

(2) Regulation G, Conditions for Use of Non-GAAP Financial Measures, and other provisions of the 1934 Act, define and prescribe the conditions of use of certain non-GAAP financial information. Our measure of EBITDA from continuing operations meets the definition of a non-GAAP financial measure.

We define EBITDA from continuing as earnings before net interest expense, income taxes, depreciation and amortization and is computed on a consistent method from quarter to quarter and year to year.

We use EBITDA, in conjunction with GAAP measures such as cash flows from operating activities, cash flows from investing activities and cash flows from financing activities, to assess our liquidity, financial leverage and ability to service our outstanding debt. For example, certain covenant and compliance ratios under our revolving credit facility and the indenture governing the outstanding notes use EBITDA, as further adjusted for certain items as defined in each agreement. If we are not able to comply with these covenants, we may not be able to borrow additional amounts, incur more debt to finance our ongoing operations and working capital or take other actions. In addition, the lenders could accelerate the outstanding amounts, which could materially and adversely affect our liquidity and financial position.

We use EBITDA, in conjunction with the other GAAP measures discussed above, to assess our debt to cash flow leverage, to plan and forecast overall expectations and to evaluate actual results against such expectations; to assess our ability to service existing debt and incur new debt; and to measure the rate of capital expenditure and cash outlays from year to year and to assess our ability to fund future capital and non-capital projects. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to compare debt to cash flow leverage among companies.

EBITDA, when used as a liquidity measure, has limitations as an analytical tool. These limitations include:

•	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA is not a measure of discretionary cash available to us to pay down debt;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze EBITDA in conjunction with other GAAP financial measures impacting liquidity and cash flow, including depreciation and amortization, capital spending and net income in terms of the impact on depreciation and amortization, changes in net working capital, other non-operating income and losses that affect cash flow and liquidity, interest expense and taxes. Similarly, you should not consider EBITDA in isolation or as a substitute for these GAAP liquidity measures.

We also use EBITDA, in conjunction with GAAP measures such as operating income and net income, to assess our operating performance and that of each of our businesses and segments. Specifically, we use EBITDA, alongside the GAAP measures mentioned above, to measure profitability and profit margins and to make budgeting decisions relating to historical performance and future expectations of our operating segments and business as a whole, and to make performance comparisons of our company compared to other peer companies. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to assess our operating performance and compare it to that of other peer companies.

Furthermore, we use EBITDA (in conjunction with other GAAP and non-GAAP measures such as operating income, capital expenditures, taxes and changes in working capital) to measure return on capital employed. EBITDA allows us to determine the cash return before taxes, capital spending and changes in working capital generated by the total equity employed in our company. We believe return on capital employed is a useful measure because it indicates the total returns generated by our business, which, when viewed together with profit margin information, allows us to better evaluate profitability and profit margin trends.

As a performance measure, we also use return on capital employed to assist us in making budgeting decisions related to how debt and equity capital is being employed and how it will be employed in the future. Historical measures of return on capital employed, which include the use of EBITDA, are used in estimating and predicting future return on capital trends. Combined with other GAAP financial measures, historical return on capital information helps us make decisions about how to employ capital effectively going forward. However, because EBITDA does not take into account certain of these non-cash items, which do affect our operations and performance, EBITDA has inherent limitations as an operating measure. These limitations include:

•	EBITDA does not reflect the cash cost of acquiring assets or the non-cash depreciation and amortization of those assets over time, or the replacement of those assets in the future;

•	EBITDA does not reflect cash capital expenditures on an historical basis or in the current period, or address future requirements for capital expenditures or contractual commitments;

•	EBITDA is not a measure of discretionary cash available to us to invest in the growth of our business;

•	EBITDA does not reflect changes in working capital or cash needed to fund our business;

•	EBITDA does not reflect our tax expenses or the cash payments we are required to make to fulfill our tax liabilities; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations we analyze EBITDA alongside other GAAP financial measures of operating performance, including, operating income, net income and changes in working capital, in terms of the impact on other non-operating income and losses that affect profitability and return on capital. You should not consider EBITDA in isolation or as a substitute for these GAAP measures of operating performance.